Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 21, 2007, except for notes 1, 13 and 15 which are dated January 24, 2008, relating to the Juma Technology Corp. for the years ended December 31, 2006 and 2005 which appears in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such Registration Statement.

/s/ Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP
White Plains, New York
January 30, 2008